Exhibit 99.1

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2008	2007	% Change
Revenues
Sales	$2,013	$1,707	18%
Service, outsourcing and rentals	2,113	1,924	10%
Finance income	209	205	2%

Total Revenues	4,335	3,836	13%

Costs and Expenses
Cost of sales	1,319	1,084	22%
Cost of service, outsourcing and rentals	1,231	1,118	10%
Equipment financing interest	80	78	3%
Research, development and engineering expenses	221	218	1%
Selling, administrative and general expenses	1,124	954	18%
Restructuring and asset impairment charges	3	(2)	*
Provision for litigation, net	795	—	*
Other expenses, net	80	57	40%

Total Costs and Expenses	4,853	3,507	38%

(Loss) Income before Income Taxes and Equity Income**	(518)	329	*
Income tax (benefits) expenses	(246)	102	*
Equity in net income of unconsolidated affiliates	28	6	*

Net (Loss) Income	$(244)	$233	*

Basic (Loss) Earnings per Share	$(0.27)	$0.25	*
Diluted (Loss) Earnings per Share	$(0.27)	$0.24	*

*	Percent change not meaningful.
**	Referred to as “pre-tax income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	March 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$842	$1,099
Accounts receivable, net	2,540	2,457
Billed portion of finance receivables, net	302	304
Finance receivables, net	2,679	2,693
Inventories	1,431	1,305
Other current assets	877	682

Total current assets	8,671	8,540
Finance receivables due after one year, net	5,049	5,051
Equipment on operating leases, net	618	587
Land, buildings and equipment, net	1,597	1,587
Investments in affiliates, at equity	1,035	932
Intangible assets, net	611	621
Goodwill	3,456	3,448
Deferred tax assets, long-term	1,610	1,349
Other long-term assets	1,472	1,428

Total Assets	$24,119	$23,543

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$1,354	$525
Accounts payable	1,334	1,367
Accrued compensation and benefits costs	547	673
Other current liabilities	2,414	1,512

Total current liabilities	5,649	4,077
Long-term debt	6,334	6,939
Liability to subsidiary trust issuing preferred securities	642	632
Pension and other benefit liabilities	1,161	1,115
Post-retirement medical benefits	1,389	1,396
Other long-term liabilities	789	796

Total Liabilities	15,964	14,955
Common stock, including additional paid-in-capital	4,029	4,096
Treasury stock, at cost	(308)	(31)
Retained earnings	4,990	5,288
Accumulated other comprehensive loss	(556)	(765)

Total Shareholders’ Equity	8,155	8,588

Total Liabilities and Shareholders’ Equity	$24,119	$23,543

Shares of common stock issued	919,410	919,013
Treasury stock	(20,282)	(1,836)

Shares of common stock outstanding	899,128	917,177

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in millions)	2008	2007
Cash Flows from Operating Activities:
Net (loss) income	$(244)	$233
Adjustments required to reconcile net (loss) income to cash flows from operating activities:
Depreciation and amortization	145	152
Provisions for receivables and inventory	49	36
Net gain on sales of businesses and assets	(7)	(4)
Undistributed equity in net income of unconsolidated affiliates	(27)	(5)
Stock-based compensation	20	17
Provision for litigation, net	795	—
Cash payments for restructurings	(37)	(74)
Contributions to pension benefit plans	(35)	(28)
Increase in inventories	(129)	(138)
Increase in equipment on operating leases	(77)	(69)
Decrease in finance receivables	124	138
Increase in accounts receivable and billed portion of finance receivables	(28)	(27)
Increase in other current and long-term assets	(34)	(4)
Decrease in accounts payable and accrued compensation	(183)	(84)
Net change in income tax assets and liabilities	(300)	94
Net change in derivative assets and liabilities	23	2
Decrease in other current and long-term liabilities	(23)	(32)
Other, net	20	(20)

Net cash provided by operating activities	52	187

Cash Flows from Investing Activities:
Purchases of short-term investments	—	(18)
Proceeds from sales of short-term investments	—	90
Cost of additions to land, buildings and equipment	(44)	(52)
Proceeds from sales of land, buildings and equipment	9	4
Cost of additions to internal use software	(27)	(29)
Acquisitions, net of cash acquired	(4)	—
Net change in escrow and other restricted investments	1	21

Net cash (used in) provided by investing activities	(65)	16

Cash Flows from Financing Activities:
Cash proceeds from new secured financings	7	34
Debt payments on secured financings	(95)	(230)
Net cash proceeds (payments) on other debt	246	(13)
Common stock dividends	(40)	—
Proceeds from issuances of common stock	3	32
Excess tax benefits from stock-based compensation	1	12
Payments to acquire treasury stock, including fees	(335)	(225)
Repurchases related to stock-based compensation	(32)	—
Other	(5)	—

Net cash used in financing activities	(250)	(390)

Effect of exchange rate changes on cash and cash equivalents	6	6

Decrease in cash and cash equivalents	(257)	(181)
Cash and cash equivalents at beginning of period	1,099	1,399

Cash and cash equivalents at end of period	$842	$1,218

Financial Review

Summary

Revenues

	Three Months Ended March 31,
(in millions)	2008	2007	Change
Equipment sales	$1,098	$931	18%
Post sale revenue¹	3,237	2,905	11%

Total Revenue	$4,335	$3,836	13%

Reconciliation to Condensed Consolidated Statements of Income
Sales	$2,013	$1,707
Less: Supplies, paper and other sales	(915)	(776)

Equipment sales	$1,098	$931

Service, outsourcing and rentals	$2,113	$1,924
Finance income	209	205
Add: Supplies, paper and other sales	915	776

Post sale revenue	$3,237	$2,905

Memo: Color²	$1,602	$1,423	13%

[1]

Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services.

[2]	Color revenues represent a subset of total revenues and exclude GIS revenues.

First quarter 2008 total revenues grew 13% compared to the first quarter 2007. Our consolidated 2008 results include the results of Global Imaging Systems (GIS), which was acquired effective May 9, 2007. When including GIS in our 2007 results3, first quarter 2008 total revenue grew 5%. Currency had a 4-percentage point positive impact on total revenues in the quarter. Total revenues included the following:

•

11% increase in post sale revenue, or 6% including GIS in our 2007 results[3]. Growth in GIS, color products and document management services more than offset a decline in light lens products and black-and-white digital office revenue. The components of post sale revenue increased as follows:

•	10% increase in service, outsourcing and rentals revenue to $2,113 million reflected the inclusion of GIS, growth in document management services and technical service revenue.

•	Supplies, paper and other sales of $915 million grew 18% year-over-year due to the inclusion of GIS as well as growth in color supplies and paper sales.

•

18% increase in equipment sales revenue, with a 5-percentage point benefit from currency. When including GIS in our 2007 results[3], equipment sales revenue grew 2%, with a 4-percentage point benefit from currency. Growth in install activity was offset by overall price declines of almost 10%. More than two-thirds of the first quarter 2008 equipment sales were generated from products launched in the past 24 months.

•	13% growth in color revenue[2]. Color revenue of $1,602 million comprised 40% of total revenue in the first quarter 2008, excluding GIS, compared to 37% in the first quarter 2007[4], reflecting:

•	16% growth in color post sale revenue. Color represented 37% of post sale revenue in the first quarter 2008, excluding GIS, versus 34% in the first quarter 2007[4].

•

5% growth in color equipment sales revenue. Color sales represented 48% of total equipment sales in the first quarter 2008, excluding GIS, and also represented 48% of total equipment sales in the first quarter 2007[4].

[3]	The impacts from GIS reflect the revenue growth year-over-year after including GIS’ results from first quarter 2007 on a proforma basis. See page 13 for an explanation of this non-GAAP measure.
[4]

Total color, color post sale, and color equipment sales revenues comprised 37%, 35% and 43% in 2008, respectively, if calculated on total, total post sale and total equipment sales revenues, including GIS. GIS is excluded from the color information presented, as the breakout of the information required to make this computation for all periods is not available.

Notes:

•	Approximately 75% of GIS revenue is included in the Office segment representing those sales and services that align to our Office segment, and 25% is in the Other segment.

•	Install activity percentages include the Xerox-branded shipments to GIS.

Net Income

First quarter 2008 net loss of $244 million, or $0.27 per diluted share, included an after-tax charge of $491 million ($795 million pre-tax), or $0.54 per diluted share, associated with securities-related litigation matters. Excluding this charge, adjusted diluted earnings per share5 was $0.27.

First quarter 2007 net income was $233 million, or $0.24 per diluted share.

The calculations of basic and diluted earnings per share are included as Appendix I.

[5]	See page 13 for an explanation of this non-GAAP measure.

Operations Review

	Three Months Ended March 31,
(in millions)	Production	Office	Other	Total
2008
Equipment sales	$283	$756	$59	$1,098
Post sale revenue	988	1,691	558	3,237

Total Revenues	$1,271	$2,447	$617	$4,335

Segment Profit (Loss)	$101	$265	$(40)	$326

Operating Margin	7.9%	10.8%	(6.5)%	7.5%

2007
Equipment sales	$286	$605	$40	$931
Post sale revenue	908	1,500	497	2,905

Total Revenues	$1,194	$2,105	$537	$3,836

Segment Profit (Loss)	$119	$259	$(16)	$362

Operating Margin	10.0%	12.3%	(3.0)%	9.4%

Refer to Appendix II for the reconciliation of Segment Operating Profit to Pre-tax Income (Loss).

In 2008 we revised our segment reporting to integrate the Developing Markets Operations (DMO) into the Production, Office and Other segments. DMO is a geographic region that has matured to a level where we now manage it based on the basis of products sold, consistent with our North American and European geographic regions. Refer to Appendix III for DMO’s results.

Production

Revenue

First quarter 2008 Production revenue of $1,271 million increased 6%, including a 5-percentage point benefit from currency, reflecting:

•	9% increase in post sale revenue as growth from digital products more than offset declines in revenue from light lens technology.

•

1% decline in equipment sales revenue, including a 6-percentage point benefit from currency, reflecting declines in light production and color production printing systems and an increased proportion of equipment installed under operating lease contracts, where revenue is recognized over-time in post sale. These declines were partially offset by growth in high-volume production printing systems.

•	5% growth in installs of production color products driven by the DocuColor® 242/252/260 family and DocuColor 7000AP and 8000AP activity.

•	8% growth in installs of production black-and-white systems, as high-volume production printing systems and continuous feed systems more than offset declines in installs of light production systems.

Operating Profit

First quarter 2008 Production profit of $101 million decreased $18 million from first quarter 2007, as higher gross profit was more than offset by increased SAG expenses.

Office

Revenue

First quarter 2008 Office revenue of $2,447 million increased 16%, including a 4-percentage point benefit from currency, reflecting:

•	13% increase in post sale revenue, reflecting the inclusion of GIS, as well as growth from color multifunction devices and color printers.

•	25% increase in equipment sales revenue, including a 5-percentage point benefit from currency, reflecting the inclusion of GIS, as well as strong growth from color digital products.

•	40% color multifunction device install growth led by strong demand for Xerox WorkCentre® and Phaser® products.

•

35% increase in installs of black-and-white copiers and multifunction devices, including 43% growth in Segment 1&2 products (11-30 ppm) and 13% growth in Segment 3-5 products (31-90 ppm). Segment 3-5 installs include the Xerox 4595, a 95 ppm device with an embedded controller.

Operating Profit

First quarter 2008 Office profit of $265 million increased $6 million from first quarter 2007 as a result of the inclusion of GIS and higher gross profit, which was partially offset by increased SAG expenses.

Other

Revenue

First quarter 2008 Other revenue of $617 million increased 15%, including a 3-percentage point benefit from currency, primarily reflecting the inclusion of GIS as well as increased paper revenue. Paper comprised approximately half of first quarter 2008 Other segment revenue.

Operating Profit

First quarter 2008 Other loss of $40 million increased $24 million from first quarter 2007 primarily due to lower value-added services and wide format gross profit, increased SAG expenses reflecting the inclusion of GIS, and higher foreign exchange losses.

Costs, Expenses and Other Income

Gross Margin

	Three Months Ended March 31,
	2008	2007	Change
Total Gross Margin	39.3%	40.6%	(1.3) pts
Sales	34.5%	36.5%	(2.0) pts
Service, outsourcing and rentals	41.7%	41.9%	(0.2) pts
Financing income	61.7%	62.0%	(0.3) pts

First quarter 2008 total gross margin decreased 1.3-percentage points compared to the first quarter 2007, primarily due to price declines and a higher proportion of revenue from lower margin products, including paper.

Sales gross margin decreased 2.0-percentage points compared to the first quarter 2007, primarily due to the 2.9-percentage point impact of price declines and the adverse impact of the strengthened Yen on our costs, which were only partially offset by cost improvements and other variances.

Service, outsourcing and rentals margin decreased 0.2-percentage points compared to the first quarter 2007, as unfavorable mix was partially offset by an adjustment related to the capitalized costs associated with equipment on operating leases, primarily in Office, which benefited the margin by 1.0 percentage points. Cost improvements offset price declines of 1.2-percentage points.

Research, Development and Engineering Expenses (“R,D&E”)

	Three Months Ended March 31,
	2008	2007	Change
R,D&E % Revenue	5.1%	5.7%	(0.6) pts

R,D&E of $221 million in the first quarter 2008 was $3 million higher than the first quarter 2007. R&D of $184 million increased $3 million and sustaining engineering costs of $37 million were unchanged from first quarter 2007. R,D&E as a percentage of revenue declined 0.6-percentage points, as we leveraged our current R,D&E investments to support GIS operations.

We invest in technological development, particularly in color, and believe our R&D spending is sufficient to remain technologically competitive. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

	Three Months Ended March 31,
	2008	2007	Change
SAG % Revenue	25.9%	24.9%	1.0 pts

SAG expenses of $1,124 million in the first quarter 2008 were $170 million higher than the first quarter 2007, reflecting the inclusion of GIS, as well as a $38 million negative impact from currency.

In addition, about half of the 1.0 percentage point increase in SAG as a percentage of revenue is due to additional expense related to our 2007 compensation program. The SAG expense increase reflected the following:

•

$90 million increase in selling expenses primarily from the inclusion of GIS, as well as unfavorable currency, additional 2007 compensation expense, and investments in selling resources and advertising.

•	$79 million increase in general and administrative expenses primarily from the inclusion of GIS, as well as unfavorable currency and additional 2007 compensation expense.

•	$1 million increase in bad debt expenses to $28 million.

Worldwide Employment

Worldwide employment of 57,500 at March 31, 2008, increased approximately 100 from year-end 2007 primarily reflecting a GIS acquisition and additional sales people.

Provision for Litigation, Net

Net first quarter 2008 charges of $795 million reflect reserves for the $670 million preliminary court approved settlement of Carlson v. Xerox Corporation and other pending securities-related cases, net of expected insurance recoveries.

Other Expenses, Net

	Three Months Ended March 31,
(in millions)	2008	2007
Non-financing interest expense	$54	$58
Interest income	(12)	(17)
Gains on sales of businesses and assets	(7)	(4)
Currency losses, net	19	3
Amortization of intangible assets	13	6
All other expenses, net	13	11

Total Other expenses, net	$80	$57

Non-Financing Interest Expense

First quarter 2008 non-financing interest expense of $54 million was $4 million lower than first quarter 2007, reflecting the benefit of lower interest rates partially offset by higher average debt balances.

Gains on Sales of Businesses and Assets

The $7 million gain in the first quarter 2008 reflects the sale of real estate.

Currency Losses, Net

Net first quarter 2008 currency losses of $19 million were $16 million higher than first quarter 2007, primarily due to losses associated with the significant and rapid weakening of the U.S. Dollar and Euro as compared to the Yen.

Amortization of Intangible Assets

First quarter 2008 intangible assets amortization of $13 million was $7 million higher than the first quarter 2007, reflecting the intangible assets associated with our GIS acquisition.

Income Taxes

	Three Months Ended March 31,
	2008	2007	Change
Income tax (benefit) expense	$(246)	$102	$(348)
Effective tax rate	47.5%	31.0%	16.5 pts

The first quarter 2008 effective tax rate was 47.5%, which included a $304 million tax benefit associated with the $795 million net provision for securities-related litigation matters. Excluding the impact of the litigation charge, the adjusted effective tax rate6 was 20.9%, which was lower than the U.S. statutory tax rate primarily due to the net tax benefits from the resolution and re-measurement of certain unrecognized tax positions as well as the geographical mix of income before taxes and the related tax rates in those jurisdictions.

The first quarter 2007 effective tax rate of 31.0% was lower than the U.S. statutory tax rate primarily reflecting the geographical mix of income before taxes and the related tax rates in those jurisdictions.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the geographical mix of income and the related tax rates in those jurisdictions, and available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate for the remaining quarters of 2008 will approximate 30%, excluding the effects of any future discrete events.

[6]	See page 13 for an explanation of this non-GAAP measure.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates of $28 million increased $22 million compared to first quarter 2007, reflecting our 25% share of Fuji Xerox’s higher net income. First quarter 2007 included charges of $23 million related to our share of Fuji Xerox restructuring. First quarter 2008 included charges of $10 million primarily related to pension settlements associated with the first quarter 2007 Fuji Xerox restructuring.

Capital Resources and Liquidity

The following table summarizes our cash, cash equivalents and short-term investments for the three months ended March 31, 2008 and 2007:

	Three Months Ended March 31,
(in millions)	2008	2007	Amount Change
Net cash provided by operating activities	$52	$187	$(135)
Net cash (used in) provided by investing activities	(65)	16	(81)
Net cash used in financing activities	(250)	(390)	140
Effect of exchange rate changes on cash and cash equivalents	6	6	—

Decrease in cash and cash equivalents	(257)	(181)	(76)
Cash and cash equivalents at beginning of period	1,099	1,399	(300)

Cash and cash equivalents at end of period	842	1,218	(376)
Short-term investments	—	65	(65)

Total cash, cash equivalents and short-term investments	$842	$1,283	$(441)

Cash Flows from Operating Activities

Net cash provided by operating activities was $52 million in the first quarter 2008. The $135 million decrease in cash from first quarter 2007 was primarily due to the following:

•	$99 million decrease primarily due to lower accounts payable related to the timing of payments.

•	$46 million higher net tax payments, primarily resulting from the absence of prior year tax refunds.

Cash Flows from Investing Activities

Net cash used in investing activities was $65 million in the first quarter 2008. The $81 million decrease in cash from first quarter 2007 was primarily due to the following:

•	$72 million lower net proceeds from sales of short-term investments.

•	$20 million lower net releases in escrow and other restricted cash balances.

•	$10 million increase due to lower capital expenditures and lower spending on internal use software.

Cash Flows from Financing Activities

Net cash used in financing activities was $250 million in the first quarter 2008. The $140 million increase in cash from first quarter 2007 was primarily due to the following:

•

$259 million increase from higher net cash proceeds on other debt, primarily as a result of $325 million additional borrowings under our credit facility, partially offset by an $81 million final repayment of a Euro bank facility.

•	$108 million increase from lower net repayments on secured debt reflecting continued run-off of our U.S. secured borrowing program.

•	$110 million decrease due to higher purchases under our share repurchase program.

•	$40 million decrease due to common stock dividend payments.

•	$32 million decrease due to share repurchases related to employee withholding taxes on stock-based compensation vesting.

•	$40 million decrease due to lower proceeds from the issuance of common stock, reflecting a decrease in stock option exercises as well as lower tax benefits from stock-based compensation.

Customer Financing Activities

The following represents our total finance assets associated with our lease and finance operations:

(in millions)	March 31, 2008	December 31, 2007
Total Finance receivables, net (1)	$8,030	$8,048
Equipment on operating leases, net	618	587

Total Finance Assets, net	$8,648	$8,635

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

Accounts Receivable Sales Arrangement

During the first quarter 2008 we sold $200 million of accounts receivables, as compared to $176 million in the fourth quarter 2007, under an existing accounts receivables sales arrangement in Europe. $178 million of receivables sold to date under this arrangement remained uncollected by the third party as of March 31, 2008.

Subsequent Events

On February 29, 2008, the Company exercised its right under its $2.0 billion Credit Facility to request a one-year extension of the maturity date of the Facility. Subsequent to March 31, 2008, lenders (“the Consenting Lenders”) representing at least $1.4 billion (or approximately 70%) of commitments under the Facility agreed to the extension. Accordingly, effective April 30, 2008, the portion of the Facility represented by Consenting Lenders will mature on April 30, 2013 and the remaining portion of the Facility will continue to mature on April 30, 2012.

On April 16, 2008 the Company announced a definitive agreement to acquire Veenman B.V., a subsidiary of Corporate Express, for approximately $68 million (€43 million) expanding Xerox’s reach into the small and mid-sized business (SMB) market in the Netherlands. Veenman is the Netherlands’ leading independent distributor of office printers, copiers, and multifunction devices serving small and mid-size businesses. The acquisition will be an all-cash transaction and is expected to close later this year, pending approval from the Dutch antitrust authority and other agencies.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the risk that we will not realize all of the anticipated benefits from our 2007 acquisition of Global Imaging Systems (GIS); the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including actions with respect to the anticipated $0.05 per share restructuring charge in the second quarter 2008; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our 2007 Form 10-K filed with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition we have discussed the following non-GAAP measures:

1. Adjusted Revenue: We discussed the revenue growth for the first quarter and the year-to-date 2008 periods using non-GAAP financial measures. To understand trends in the business, we believe that it is helpful to adjust the revenue growth rates to illustrate the impact of the acquisition of GIS by including their estimated revenue for the comparable 2007 periods. We refer to this adjusted revenue as “adjusted revenue” in the following reconciliation table. Management believes these measures give investors an additional perspective on revenue trends, as well as the impact to the Company of the acquisition of GIS that was completed in May 2007.

2. Adjusted Diluted EPS and Adjusted Effective Tax Rate: The diluted earnings per share and the effective tax rate for the first quarter 2008 and year-to-date 2008 are discussed in this presentation using non-GAAP financial measures that exclude the effects of charges associated with securities-related litigation matters. Management believes that it is helpful to exclude these effects to better understand and analyze the current period’s results given the nature and size of the charge as well as its relation to prior year events.

Management believes that these non-GAAP financial measures can provide an additional means of analyzing the current period results against the corresponding prior period results. However, all of these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below.

	Three Months Ended March 31,
(in millions)	2008	2007	% Change
Equipment Sales Revenue:
As Reported	$1,098	$931	18%
As Adjusted	$1,098	$1,078	2%

Post Sale Revenue:
As Reported	$3,237	$2,905	11%
As Adjusted	$3,237	$3,052	6%

Total Revenues:
As Reported	$4,335	$3,836	13%
As Adjusted	$4,335	$4,130	5%

Revenue “As Adjusted” adds GIS’s revenues for the period January 1st through March 31st 2007 to our first quarter 2007 reported revenue.

	Three Months Ended March 31, 2008
(in millions, except per-share data)	Diluted EPS	Net Income
As Reported	$(0.27)	$(244)
Adjustments:
Provision for litigation, net	0.54	491

As Adjusted	$0.27	$247

	Three Months Ended March 31, 2008
(in millions)	As Reported	Litigation	As Adjusted
(Loss) Income before taxes and equity income	$(518)	$795	$277
Income Taxes	(246)	304	58
Effective Tax Rate	47.5%		20.9%
Equity in Unconsolidated Affiliates	28		28

Net (Loss) Income	$(244)	$491	$247

XXX

APPENDIX I

Xerox Corporation

Earnings per Common Share

(Dollars in millions, except per share data. Shares in thousands)

	Three Months Ended March 31,
	2008	2007
Basic (Loss) Earnings per Share:

Net (Loss) Income	$(244)	$233

Weighted Average Common Shares Outstanding	910,862	944,961

Basic (Loss) Earnings per Share	$(0.27)	$0.25

Diluted (Loss) Earnings per Share:

Net (Loss) Income	$(244)	$233
Interest on Convertible Securities, net	—	—

Adjusted net (loss) income available to common shareholders	$(244)	$233

Weighted Average Common Shares Outstanding	910,862	944,961
Common shares issuable with respect to:
Stock options	—	9,165
Restricted stock and performance shares	—	5,707
Convertible securities	—	1,992

Adjusted Weighted Average Common Shares Outstanding	910,862	961,825

Diluted (Loss) Earnings per Share	$(0.27)	$0.24

The following securities were not included in the computation of diluted EPS for the three months ended March 31, 2008 because of the net loss in the period and to do so would have been anti-dilutive (in thousands of shares):

Stock options	5,879
Restricted stock and performance shares	6,747
Convertible securities	1,992

Total	14,618

Dividends per Common Share	$0.04	$—

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

(Dollars in millions)

	Three Months Ended March 31,
	2008	2007
Total Segment Operating Profit	$326	$362
Reconciling items:
Restructuring and asset impairment charges	(3)	2
Provision for litigation, net	(795)	—
Restructuring charges of Fuji Xerox	(10)	(23)
Other	(8)	(6)
Equity in net income of unconsolidated affiliates	(28)	(6)

Pre-tax (Loss) Income	$(518)	$329

Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office and Other. The Production and Office segments are centered around strategic product groups, which share common technology, manufacturing and product platforms, as well as classes of customers.

Production:	Monochrome 91+ pages per minute (ppm) excluding 95 ppm with embedded controller; Color 41+ ppm excluding 50 ppm and 60 ppm with embedded controller.

Office:	Monochrome up to 90 ppm as well as 95 ppm with embedded controller; Color up to 40 ppm as well as 50 ppm and 60 ppm with embedded controller.

Other:	Xerox Supplies Business Group (predominantly paper), value-added services, Wide Format Systems, Xerox Technology Enterprises (XTE), royalty and licensing, GIS network integration solutions and electronic presentation systems, equity income and non-allocated corporate items.

APPENDIX III

Xerox Corporation

DMO Revenue and Operating Margin within Segment Reporting

Three Months Ended March 31,
(in millions)	Total DMO
2008
Equipment sales	$157
Post sale revenue	380

Total Revenues	$537

Segment Profit	$38

Operating Margin	7.1%

2007
Equipment sales	$130
Post sale revenue	328

Total Revenues	$458

Segment Profit	$16

Operating Margin	3.5%